Exhibit 99

General Cable Comments on Venezuelan Currency Exchange System

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--April 17, 2014--General Cable Corporation (NYSE: BGC) announced today that based on recent changes to the Venezuelan currency exchange system, the Company is changing the exchange rate used to remeasure its Venezuelan subsidiary’s financial statements. The Company has decided to use the exchange rate determined by periodic auctions for U.S. dollars conducted under Venezuela’s Complementary System of Foreign Currency Administration (SICAD I). As of the first quarter ended March 28, 2014, the SICAD I exchange rate used by the Company was 10.8 bolivars to the U.S. dollar as compared with the official exchange rate of 6.3 bolivars to the U.S. dollar used previously. The SICAD I exchange rate is determined by periodic auctions and, therefore, the potential exists for it to change significantly in future periods.

As a result of remeasuring the balance sheet of its Venezuelan subsidiary on March 28, 2014 at the SICAD I exchange rate of 10.8 bolivars to one U.S. dollar, the Company expects to record a charge in the range of $80 to $85 million in the first quarter of 2014 results.

Due to the changes in the currency exchange system, restrictive pricing controls, ongoing labor negotiations and lingering social unrest, management estimates pre-tax income for 2014 from Venezuela to be in the range of $0 to $20 million, which is down from its previous communicated expectation of $30 million.

As a result of the above, the Company has initiated an impairment analysis of goodwill and indefinite-lived intangible assets attributable to the Company’s Phelps Dodge International Corporation (PDIC) business unit, which includes the operating results of Venezuela. While the amount of the non-cash impairment charge has yet to be determined, the goodwill and indefinite-lived intangible assets attributable to the PDIC business unit were approximately $155 million and $124 million, respectively, as of March 28, 2014. The Company anticipates the amount of the impairment charge may be a material portion or all of the goodwill and/or indefinite-lived intangible assets attributable to the PDIC business unit.

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, construction, specialty and communications markets. For more information about General Cable visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; impact of foreign currency and exchange rate fluctuations; impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on March 3, 2014, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

CONTACT:
General Cable Corporation
Len Texter, Vice President, Investor Relations, 859-572-8684